CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated January 4, 2003 in this Post-effective Amendment No. 1 to the Registration Statement for Blue Chip Investor Fund (SEC File Nos. 811-10571 and 333-73104) and to all references to our firm included in or made a part of this Amendment.

/s/ McCurdy & Associates CPA’s Inc.

McCurdy & Associates CPA's, Inc.

Westlake, Ohio

April 16, 2003